Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement is made and entered into as of this May 15, 2026, by and among SIM Sponsor 1, LLC, Conroy Partners LLC and Eric Newman.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Forms 3, 4, or 5 or Schedules 13D or 13G, and any and all amendments thereto and any other documents relating thereto (collectively, the “Filings”) as required to be filed pursuant to the Securities Exchange Act of 1934, as amended. The parties to this Agreement further agree and covenant that each will fully cooperate with such other parties in the preparation, timely filing, and delivery of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

Dated: May 15, 2026

SIM Sponsor 1 LLC

By:	/s/ Eric Newman
Name:	Eric Newman, Manager

Conroy Partners LLC

By:	/s/ Eric Newman
Name:	Eric Newman, Manager

Eric Newman

/s/ Eric Newman